Exhibit 99.1

Contact Information:

Investors:

Brainerd Communicators, Inc.

Corey Kinger

(212) 986-6667

kinger@braincomm.com

WEIGHT WATCHERS TO PREPAY PORTION OF

INITIAL TRANCHE B-1 TERM LOANS

New York, NY, June 22, 2015 — On June 17, 2015, Weight Watchers International, Inc. (NYSE: WTW) commenced an offer to prepay at a discount to par up to $229 million of Initial Tranche B-1 Term Loans outstanding under, and as defined in, and pursuant to the terms of, the Credit Agreement among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, The Bank of Nova Scotia, as revolving agent, swingline lender and an issuing bank, and the other parties thereto. On June 22, 2015, the Company accepted offers with a discount equal to or greater than 9.00% in respect of the Initial Tranche B-1 Term Loans. To complete the prepayment of the accepted offers, on June 26, 2015, the Company will expend an aggregate amount of cash proceeds totaling approximately $77.2 million plus an amount sufficient to pay accrued and unpaid interest on the amount to be prepaid to prepay approximately $84.9 million of the Initial Tranche B-1 Term Loans, resulting in approximately $7.6 million in savings on the payment.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading commercial provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds more than 36,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. Weight Watchers provides innovative, digital weight management products through its websites, mobile sites and apps. Weight Watchers is the leading provider of Online subscription weight management products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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